Exhibit 99.2

Performance Factors for Executive Officers for Performance Share Units
under Textron Inc. 2007 Long-Term Incentive Plan

Under the Performance Share Unit Plan for Textron Employees, participants are awarded a number of performance share units that are payable in cash at the end of the respective three-year performance cycle.  The payout is determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period. The number of performance share units earned by Executive Officers at the end of the three-year performance cycle is determined by the Organization and Compensation Committee (the “Committee”) of the Board of Directors, and are based on factors for each cycle determined by the Committee.  Such factors generally include earnings per share (“EPS”) and enterprise return on invested capital (“ROIC”).

Failure to attain a minimum EPS performance level (80% of target) will result in the failure to earn any performance share units related to the EPS portion of the award.  Attainment between the minimum and maximum EPS targets will result in earning a portion of the performance share units related to the EPS portion of the award as defined by a pre-established mathematical formula. The Committee may determine an award less than that determined by the formula but may not determine an award more than that derived by the formula.

With respect to the ROIC target, if enterprise-wide ROIC averages 800 basis points or more above the weighted average cost of capital (“WACC”) over the performance period, then this portion of the award will be 100% earned.  If the difference between ROIC and WACC is above zero but less than 800 basis points, then a pro rata portion of this amount is earned.  In addition, participants have an opportunity to earn up to 150% of this portion of the award for achieving enterprise ROIC that exceeds WACC by greater than 800 basis points.